Exhibit 1.02
Dick’s Sporting Goods, Inc.
Conflict Minerals Report
This Conflict Minerals Report (the “Report”) of Dick's Sporting Goods, Inc. (the “Company”) has been prepared pursuant to Rule 13p-1 and Form SD (the “Rule”) promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2013 to December 31, 2013.
The Rule requires disclosure of certain information when a company manufactures or contracts to manufacture products and the minerals specified in the Rule are necessary to the functionality or production of those products. The specified minerals, which we collectively refer to in this Report as the “3TG Minerals”, are gold, columbite-tantalite (coltan), cassiterite and wolframite, including their derivatives, which are limited to tantalum, tin and tungsten. The “Covered Countries” for the purposes of the Rules and this Report are the Democratic Republic of Congo, the Republic of Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola. “Conflict Minerals” are 3TG Minerals that originate from a conflict zone in one or more of the Covered Countries.
The Company is a retailer of high-quality authentic athletic equipment, apparel and footwear, intended to enhance our customers' performance and enjoyment of athletic pursuits. The Company purchases merchandise from approximately 1,400 third-party vendors, under brand names that we do not own or control. The Company also offers products under brands that it owns or licenses. The Company contracts with third parties for the manufacturing of products that meet the specifications required by the Company for sale under the brand names that are owned or licensed by the Company. The Company does not directly manufacture any products.
As described further in this Report, only a small portion of the products the Company contracts to manufacture include 3TG minerals that are necessary to the functionality of the products. The Company’s Conflict Minerals Compliance Policy is publicly available at: www.dickssportinggoods.com/investors within the Corporate Governance section.
Description of the Company’s Products Covered by this Report
We refer to products that are covered by the Rule in this Report as “Covered Products.” Covered Products are products the Company contracts to manufacture that include 3TG minerals necessary to the functionality of the product. Covered Products fall within the following categories:
Apparel and accessories, including apparel and accessories for fitness, outdoor, hunting and fishing. Hunting, camping and outdoor equipment, including lighting, tents, binoculars, tree stands, cutlery, shooting protections, archery targets and gun safes. Golf equipment, including golf clubs and golf bags. Bikes and biking accessories. Sporting equipment for team sports such as baseball, softball, soccer and racquetball. Miscellaneous sporting and recreational equipment, including lawn games, sleds, and trampolines. 3TG minerals in these product categories may be found in zippers, grommets, buttons, metal alloys, solder, heating elements, or in other areas.

We note that these are only examples of how 3TG Minerals may be used in products, and this is not an exhaustive list of products or the manner in which the 3TG Mineral may be used in a Covered Product.
The products covered by this report represent less than one percent of the total products available for sale in any of the Company’s stores, measured at the end of the Company’s fiscal year. The Company’s stores include Dick’s Sporting Goods, Golf Galaxy, Field & Stream and True Runner stores.
Part I Supply Chain Description
The Company’s supply chain with respect to Covered Products is complex, and there are many third parties in the supply chain between the ultimate manufacturer of the Covered Products and the original source of 3TG Minerals. The Company does not directly manufacture any products. Instead, the Company contracts with third party suppliers for the manufacturing of products that meet the specifications required by the Company. Those suppliers may manufacture the products or may, in turn, contract with other third parties for the manufacturing of the products. The Company purchases finished products from those suppliers. Therefore, the Company does not directly purchase components or other supplies for its products nor does it directly purchase 3TG Minerals from mines, smelters or refiners.
The Company conducted a good faith reasonable country of origin inquiry regarding Conflict Minerals contained in the Covered Products. The Company is dependent on its suppliers to provide information regarding the origin of 3TG Minerals contained in the Covered Products. As a result, the Company’s due diligence measures focused on a supplier survey process that sought information about the sources of 3TG Minerals contained in the Covered Products, as further described herein.
This good faith reasonable country of origin inquiry was designed to determine whether any of the 3TG Minerals contained in the Covered Products originated in the Covered Countries and whether any of the 3TG Minerals may be from recycled or scrap sources.
Part II Design of the Due Diligence Framework
The Company conducted due diligence on the source and chain of custody of the 3TG Minerals contained in the Covered Products in accordance, in all material respects, with the Organization for Economic Co-operation and Development, also known as “OECD”, Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (2013).
Part III The Company’s Due Diligence Measures
To execute the Company’s Conflict Minerals Compliance Program, the Company established a Conflict Minerals project team. Internal stakeholders on this team include the Company’s Product Development team, which is responsible for identifying Covered Products and the suppliers for those products (the “Covered Suppliers”) as well as the Legal and Compliance teams, which are responsible for the Company’s compliance with the Rule, including training Covered Suppliers.
The Company utilized the Conflict Free Sourcing Initiative Conflict Minerals Reporting Template (the “Survey”) developed by the Electronic Industry Citizenship Coalition and the Global e-Sustainability Initiative in order to obtain information from its Covered Suppliers. Utilizing content from the survey process as well as training materials developed by the Retail Industry Leaders Association (“RILA”), the Company provided live training to the Covered Suppliers at summits held in Central America and Asia, with training materials provided in English, Spanish and Simplified Chinese. Covered Suppliers received training materials, whether or not they attended a live training session. Covered Suppliers were required to complete the Survey for each Covered Product. Covered Suppliers that provided surveys that raised red flags, due to incompleteness or assertions that were not independently verifiable (for example, inconsistent assertions over product composition, claims that the 3TG Mineral was sourced from a country with limited known reserves of the mineral in question or the supplier listing a Conflict Free Smelter for a 3TG Mineral for which there are no Conflict Free Smelters) were re-engaged for additional information. If smelter information was provided by the Covered Supplier, the Company reviewed named smelters with listed smelters that had been certified as “Conflict Free” through the Conflict-Free Smelter Program. Throughout the Survey process, Covered Suppliers and other stakeholders had access to the Company’s publicly available grievance mechanism; the Company’s Ethics Hotline is accessible from the Company’s Investor Relations website at: www.dickssportinggoods.com/investors.
As part of the Company’s due diligence measures, the Company participated in meetings and other informational sessions held by relevant industry associations. For example, the Company is a participant in RILA’s Conflict Minerals Program, a multi-year program that helps retailers navigate the issue, understand the compliance requirements, and develop solutions through a combination of educational materials, benchmarking, implementation tools and key partnerships. Through RILA, the Company also participated in a meeting with select non-governmental organizations focused on responsible sourcing of 3TG Minerals.
As required by the Rule, this Report covers the period from January 1, 2013 to December 31, 2013. The Company will perform due diligence measures annually as required by the Rule. This Report is publicly available on the Company’s Investor Relations website at: www.dickssportinggoods.com/investors.
Rule 13p-1 does not require an independent private sector audit of this Report, and this Report has not been subject to an independent private sector audit.
Part IV Determinations
The Company has not been able to determine the origins of 3TG Minerals contained in any of the Covered Products, and is not able to describe the country of origin or the facilities that produced 3TG Minerals that are contained in the Covered Products.
To further mitigate the risk that the necessary 3TG Minerals contained in the Covered Products are Conflict Minerals, the Company is implementing its Conflict Minerals Policy with suppliers, which will require Covered Suppliers to, among other things, read and review training materials with applicable employees, fully complete conflict mineral surveys and information requests in an accurate and timely manner, make inquiries about the use of 3TG Minerals from their sub-contractors and / or component suppliers and pay administrative fees for failure to comply with the policy. Furthermore, the policy will recommend that suppliers utilize 3TG Minerals from designated Conflict Free Smelters through the Conflict Free Smelter Program where possible. The Company intends to rely on the Conflict Free Smelter Program for the auditing and designation of smelters as “conflict free”. Finally, the Company is planning on using an electronic web-based vendor portal for training, survey submission, supplier communication and supplier compliance tracking.
Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties
Except for historical information contained herein, the statements in this Report in connection with the subject matter of this Report are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond our control. Forward-looking statements include, among other things, statements about our future expectations regarding mitigating the risk that 3TG Minerals contained in the Covered Products are Conflict Minerals. The effectiveness of our policies and procedures in ensuring compliance with the Rule may differ materially from those included in any such forward-looking statements and such forward-looking statements should not be relied upon by investors as a prediction of actual results.